Exhibit 99.2

                                              #2699
GRACE NEWS
                                              CORPORATE COMMUNICATIONS DIVISION

                                              W. R. Grace & Co.
                                              One Town Center Road
                                              Boca Raton, FL 33486-1010

CONTACT:  Media Relations:                 Investor Relations:
          Jane D. McGuinness               Susan G. Eccher
          (561)362-1343                    (561)362-1331




            GRACE TO ACQUIRE CROSFIELD CATALYSTS AND SILICAS BUSINESS
                 FROM ICI; BOARD APPROVES 20% SHARE REPURCHASE;
               STRATEGIC REVIEW OF DAREX TO BE COMPLETED THIS YEAR

         BOCA RATON, Fla., April 2, 1998 -- W. R. Grace & Co. (NYSE: GRA) today announced that it has entered into a definitive agreement to acquire the Crosfield business of Imperial Chemical Industries PLC for $455 million in cash. Completion of the transaction is subject to various conditions, including customary governmental approvals, and is expected to take place in mid-1998.

         Crosfield, with 1997 sales of approximately $270 million, will be integrated with Grace's Davison business, a leading global supplier of catalysts and silica products, which had 1997 revenues of $712 million. Crosfield is a major producer of various silica, silicate and zeolite products, as well as hydroprocessing and specialty catalysts. Its silica products serve as ingredients or process aids in a wide range of consumer and industrial applications in the coatings, plastics, food, pharmaceutical and other industries, while its catalysts

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are used in petroleum refining and polyethylene production. Crosfield is also a supplier of advanced silicates and zeolites to the detergent industry.

         Albert J. Costello, chairman, president and chief executive officer of Grace, said, "The strategic acquisition of Crosfield is expected to accelerate the growth of our specialty chemicals businesses. The Crosfield product lines are highly complementary to our Davison business and present excellent opportunities for sales and cost synergies. In addition, we anticipate improved capital management in the combined businesses through shared capacity utilization and other economies. The acquisition is a further step in our plan to refocus Grace's business portfolio on those segments with the strongest market position and the most attractive growth prospects. It should add significant value for Grace shareholders. We expect it to be substantially accretive to Grace earnings in the first full year."

         James R. Hyde, president of Grace Davison, added, "This transaction offers exciting opportunities to combine Crosfield and Davison technologies to enhance our position in hydroprocessing catalysts for oil refining, extend our capabilities in selected silica products applications, and expand our activities into the adjacent market areas of silicates and zeolites. In addition, it will allow Davison to broaden many important customer relationships."

         Credit Suisse First Boston advised Grace in this transaction.

SHARE REPURCHASE

         Separately, Grace announced that its Board has approved a program to purchase up to 20% of Grace's outstanding shares in the open market; at

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March 31, 1998, Grace had approximately 75.8 million shares outstanding. This authority is expected to be executed over time, depending on market conditions and other factors.

DAREX CONTAINER PRODUCTS

         Grace also announced that it is continuing a strategic review of the Darex Container Products unit and that a conclusion will be reached this year.

         Costello said, "Darex management is pursuing steps to enhance future profitability, including productivity improvements and the further development of oxygen-scavenging and active closure technologies.

         "On the other hand, substantial third-party strategic interest in this business has already been expressed. The course that we ultimately pursue with respect to Darex will be the one that accomplishes our goal of maximizing value to our shareholders."

         Grace is one of the world's leading specialty chemicals companies, with annual sales of approximately $1.5 billion. For more information, visit Grace's Web site at www.grace.com.

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